Exhibit 99.1

Year End Conference Call Recap

February 24, 2003

Dear Shareholders & Friends,

On January 23, 2003, Arbitron announced its 2002 fourth quarter and year-end financial results. This memorandum, made available to our investors, serves as a summary of the conference call and recaps some highlights concerning the Company’s performance.

Q4 Earnings Highlights

Fourth quarter revenues increased by 12.3 percent, from $51.4 in 2001 to $57.8 million in 2002. This resulted in a growth rate of 11.2 percent, after normalizing for the renewal of the Clear Channel contract. Fourth quarter EBIT rose 52.4 percent to $14.1 million. Net income for the quarter rose to $6.5 million or $0.21 per fully diluted share, compared with $2.6 million or $0.09 per fully diluted share in the fourth quarter of 2001. Cost of revenue climbed $3.4 million to $27.7 million, an increase of 14.2 percent over last year’s fourth quarter.

2002 Year End Highlights

For the year ended 2002, Arbitron posted revenues of $249.8 million, representing an 9.8 percent increase over last year. After adjusting for the RADAR acquisition, the growth rate for the year was 7.8 percent, which was slightly lower than the Company’s historical average. The Company reported net income of $42.8 million or $1.42 per fully diluted share, up from $36.5 million or $1.24 per fully diluted share for 2001. EBITDA for the year rose to $90.1 million, an increase of $9.5 million or 11.8 percent over last year. Capital spending for 2002 was $6.8 million.

PPM

Arbitron has made continued progress toward its proposed joint venture with Nielsen Media Research. Both companies have established a highly collaborative research plan in

Philadelphia and are working toward resolving the response rate issue, which is one of the subjects identified for more study in the current market trial in Philadelphia. In addition, various research, engineering and business issues are being worked on as the joint venture discussions continue. Thus far, no specific end date has been announced.

PPM has been making strides internationally due in part to the emerging relationship between Arbitron and Taylor Nelson Sofres, which has generated business in Singapore, the Netherlands, and Belgium. Arbitron has placed bids in other countries as well as a result of the relationship.

PPM is currently being commercialized for use in Quebec in 2003 through a license agreement with BBM in Canada. Additionally, two other international research firms have signed evaluation licenses for Arbitron’s PPM technology.

Arbitron is also exploring “non-ratings marketing applications” for the Portable People Meter. The PPM’s single-source, multi-media database can be linked with product purchase databases in order to provide cause and effect analyses of media spending. More about this application of PPM technology will be discussed in the coming months.

PPM costs increased one million dollars in 2002. Expenses for the year related to PPM increased by $2 million. Research and development expenses remained flat for PPM.

RADAR network

The RADAR network radio division is finishing its planned conversion from a telephone-based measurement system to one based on the radio listening diaries that Arbitron currently uses in its local market measurement services. This conversion has significantly increased sample sizes for national and network radio customers.

2003 Guidance

The Company projects revenues ranging from 7 to 9 percent, assuming a moderate economic improvement for the media industry. Earnings per share are estimated to be $1.60 to $1.64 for the year as the Company continues to pay down debt and reduce interest.

Issues To Be Addressed In 2003

Arbitron is looking forward to renewing agreements with Infinity, ABC and other groups. In addition, the Company is working to improve the way in which it reflects the language preference of Hispanics in its diary samples and radio ratings reports. Arbitron will work to balance the concerns of all segments of the radio marketplace as it improves its radio measurement services in this important area.

This recap memorandum contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The statements regarding Arbitron in this memorandum that are not historical in nature, particularly those that utilize terminology such as “may,” “will,” “should,” “likely,” “expects,” “anticipates,” “estimates,” “believes” or “plans” or comparable terminology, are forward-looking statements based on current expectations about future events, which Arbitron has derived from the information currently available to it. These forward-looking statements involve known and unknown risks and uncertainties that may cause our results to be materially different from results implied in such forward-looking statements. These risks and uncertainties include whether we will be able to:

-renew contracts with large customers as they expire;

-successfully execute our business strategies, including timely implementation of our Portable People Meter and our webcast ratings services, as well as expansion of international operations;

-effectively manage the impact of further consolidation in the radio industry;

-keep up with rapidly changing technological needs of our customer base, including creating new products and services that meet these needs, and;

-successfully manage the impact on our business of any economic downturn generally and in the advertising market in particular

Additional important factors known to Arbitron that could cause forward-looking statements to turn out to be incorrect are identified and discussed from time to time in Arbitron’s filings with the Securities and Exchange Commission, including in particular the risk factors discussed under the caption “ITEM 1. BUSINESS – Business Risks” in our Annual Report on Form 10-K, which discussion is incorporated herein by reference.

The forward-looking statements contained in this memorandum speak only as of the date hereof, and Arbitron undertakes no obligation to correct or update any forward-looking statements, whether as a result of new information, future events or otherwise.